Exhibit 10.38

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (“Agreement”) is entered into as of January 10, 2020, by and between Aduro Biotech, Inc. (the “Company”) and Stephen T. Isaacs (the “Employee”).

This Agreement is being entered into with reference to the following recitals:

A.The Company employs Employee, on an at-will basis, in the position of Chief Executive Officer and President;

B.Employee is eligible for severance benefits under his employment agreement with the Company, as amended (the “Employment Agreement”).  For purposes of this Agreement, the terms “Just Cause,” “Change in Control,” “Permanent Disability,” and “Good Reason” will be defined as set forth in the Employment Agreement.

C.The Company has identified Employee’s continued employment with the Company as important to the ongoing success of the Company’s operations;

D.To ensure the successful completion of certain duties and responsibilities by Employee, the Company desires to retain Employee through September 30, 2020 (the “Retention Date”); and

E.The Company is entering into this Agreement to provide additional consideration to incentivize Employee to remain employed by the Company at least through the Retention Date.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and Employee agree as follows:

1.Retention Bonus.  Employee is eligible to earn a retention bonus in the gross amount of $562,500 (“Retention Bonus”) under the terms of this Agreement.  If Employee remains employed through the Retention Date, the Retention Bonus will be paid to Employee within 15 days after September 30, 2020.

2.Involuntary Termination.  If Employee is subject to (i) a termination by the Company without Just Cause or Employee resigns for Good Reason or (ii) a termination due to the Employee’s death or Permanent Disability, in each case, on or prior to the Retention Date, Employee will be entitled to, and the Company will pay, the Retention Bonus within 15 days after Employee’s termination of employment.

3.Tax Withholding.  Employee acknowledges that such Retention Bonus shall constitute wages, and that with respect to any payments or benefits under this Agreement the Company shall deduct all amounts it is required to deduct and withhold under any applicable federal, state or local tax laws (including, for the avoidance of doubt, any applicable income or employment taxes required to be deducted and withheld from such payments).

4.At-Will Employment.  If the Company terminates Employee’s employment for Just Cause or if Employee resigns his/her employment without Good Reason prior to the Retention Date, Employee shall not have earned and shall not be entitled to the payment of any unpaid portion of the Retention Bonus.

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5.General Release of Claims.

5.1In exchange for the consideration provided for in this Agreement, the adequacy of which Employee hereby acknowledges, Employee irrevocably and unconditionally releases all claims described below that Employee may have against the following persons or entities (the “Releasees”): Aduro, all of Aduro’s related or affiliated organizations, including all of Aduro’s and its related or affiliated organizations’ predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, partners, principals, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this Subsection.

5.2The claims released include all claims, promises, offers, debts, causes of action or similar rights of any type or nature Employee has or had against Releasees, including but not limited to those which in any way relate to Employee’s employment with Aduro, except as prohibited by law.  This includes (but is not limited to) a release and waiver of any common law contract or tort claims, the Fair Labor Standards Act and any state or local wage and hour laws, or other claims that may have arisen under any federal or local anti-discrimination statutes or laws, such as Title VII of the Civil Rights Act of 1964; § 1981 of the Civil Rights Act of 1866 and Executive Order 11246; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Workers Adjustment and Retraining Notification Act, as amended; the Family and Medical Leave Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, whistleblowing, harassment or retaliation, claims for wages, hours, benefits, compensation, equity incentive pay, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws, except, however, Employee does not release any claims under the state anti-discrimination law, the California Fair Employment and Housing Act, California Government Code section 12900, et seq.

5.3Notwithstanding the foregoing, this Agreement does not waive rights or claims (i) under federal or state law that Employee cannot, as a matter of law, waive by private agreement, including without limitation any right of indemnification under Labor Code Section 2802, (ii) that may arise after the Employee executes this Agreement; (iii) to indemnification under any agreement between Employee and the Company or under the Company’s certificate of incorporation, bylaws or other organizational documents, each as amended; (iv) under the Company’s director and officer liability insurance; (v) to vested or unvested compensation or other pay (in, each case, in whatever form) or vested or unvested benefits (in whatever form), including, without limitation, severance benefits or vested or unvested rights or claims under employment agreements or employee or director benefit arrangements; or (vi) by Employee in his capacity as a stockholder of the Company.  Additionally, nothing in this Agreement precludes Employee from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or National Labor Relations Board.  However, while Employee may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission or National Labor Relations Board, by signing this Agreement, Employee waives his/her right to bring a lawsuit against the Released Parties (or any of them) and waives his/her right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission or National Labor Relations Board.  Furthermore, this Agreement is not a release of claims under the California Fair Employment and Housing Act, California Government Code section 12900, et seq., and nothing in this Agreement precludes Employee from filing a charge or complaint with or participating in any investigation or

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proceeding before the California Department of Fair Employment and Housing.  Furthermore, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Employee does not need the prior authorization of Aduro to make any such reports or disclosures and Employee is not required to notify Aduro that Employee has made such reports or disclosures. Further, nothing in this Agreement prohibits Employee or any person from testifying about alleged criminal conduct or sexual harassment when the party has been compelled or requested to do so by lawful process.

6.Covenant Not to Sue. Employee has not, and will not, directly or indirectly institute any legal action against the Released Parties based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law.  Employee has not, and will not, directly or indirectly encourage and/or solicit any third party to institute any legal action against the Released Parties, to the extent allowed by law.

7.No Workplace Injuries.  Employee has not sustained any workplace injury of any kind during Employee’s employment with Aduro, and Employee does not intend to file any claim for or seek any workers’ compensation benefits.

8.Severance Benefits.  Employee shall continue to be eligible for severance benefits as set forth in the Employment Agreement regardless of whether Employee executes this Agreement.  However, if Employee does execute this Agreement, Employee shall, in addition to any severance benefits under the Employment Agreement, have the right to exercise any vested stock options held by Employee at the time of his termination of employment (including any options that are accelerated upon such termination) until the earlier of (i) 18 months following the Employee’s termination of employment (or longer period set forth in the terms of such option grant), (ii) the applicable expiration date of the option or (iii) the date of a Change in Control in which a stock option is canceled and not otherwise assumed or continued or replaced.

9.No Consideration Unless Employee Complies With This Agreement.  Employee acknowledges that he/she will not receive the Retention Bonus and other benefits set forth herein, unless Employee executes this Agreement and fulfills the promises contained herein.  Aduro has no independent legal duty to provide Employee with the consideration set forth in this Agreement, absent the terms of the Agreement itself.

10.Confidentiality.  In recognition of Employee’s privacy interests and because this is an arrangement that has been made available to Employee personally, the parties have a mutual interest in keeping this Agreement confidential to the extent permitted by law. Nothing in this Agreement is intended to limit Employees rights under California Labor Code Sections 232 or 1197.5 regarding disclosure of wages. Further, this provision will not apply to disclosures required by law or to disclosures to the Employee’s spouse, accountant, or attorney, provided such persons are advised of the confidential nature of the Agreement.

11.Acknowledgement.  Employee has read this Agreement, has the authority to sign it, fully understands the contents of this Agreement, freely, voluntarily and without coercion enters into this Agreement.

12.Entire Understanding.  This Agreement embodies the entire understanding of the parties and supersedes all prior or contemporaneous oral or written agreements between the parties with respect

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to the subject matter hereof, and constitutes a single integrated agreement.  There are no promises, terms, conditions, or obligations, oral or written, express or implied, other than those contained herein, with respect to such subject matter.  For the avoidance of doubt, the Employment Agreement remains in full force and effect and this Agreement is intended to provide benefits in addition to those provided under the Employment Agreement.

13.Modification.  This Agreement may not be amended or modified except in a writing signed by the Company and Employee, and no provision may be waived except in a writing signed by the party waiving compliance.

14.Severability.  In the event any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.

15.No Admission of Wrongdoing.  Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of any person, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

16.No Reliance.  Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

17.Governing Law.  This Agreement shall be governed and conformed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

18.No Assignment.  No party shall have the right to assign any right or obligation hereunder without obtaining the prior written consent of each the other parties hereto.

19.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement may be executed in facsimile copy or electronic copy actually received by the recipient’s e-mail system with the same binding effect as the original.

To accept this offer and state your intention to be bound by the terms of this Agreement, Employee must sign and return this letter to Violet Torneros by January 16, 2020.  If Employee does not return this letter, signed, on or before that date, this offer will lapse and may no longer be accepted by Employee.

Executed on January 13, 2020	/s/ Stephen T. Isaacs
Stephen T. Isaacs

Executed on January13, 2020	/s/ Blaine Templeman
Blaine Templeman, Chief Administrative Officer, Chief
Chief Legal Officer for ADURO BIOTECH, INC.

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